Exhibit (d)

MANAGEMENT AGREEMENT
between
AB DISCOVERY GROWTH FUND, INC.
and
ALLIANCEBERNSTEIN L.P.

MANAGEMENT AGREEMENT, made this 13th day of November, 2019 between AB DISCOVERY GROWTH FUND, INC., a Maryland corporation (hereinafter called the “Investment Corporation”), and ALLIANCEBERNSTEIN L.P., a Delaware corporation (hereinafter called the “Manager”).

WHEREAS, the Investment Corporation has been organized for the purpose of investing its funds in chemical, government and other permitted securities and desires to avail itself of the experience, sources of information, advice, assistance and facilities available to the Manager and to have the Manager perform for it various management, statistical, accounting and clerical services; and the Manager is willing to furnish such advice, facilities and services on the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, it is agreed as follows:

1.       The Investment Corporation hereby employs the Manager to manage the investment and reinvestment of the assets of the Investment Corporation and to administer its affairs, subject to the overall supervision of the Board of Directors of the Investment Corporation for the period and on the terms as set forth herein. The Manager hereby accepts such employment and agrees during such period, at its expense, to render the services and to assume the obligations as set forth herein for the compensation provided herein.

2.       The Manager will recommend from time to time to the Board of Directors or a committee thereof a general investment program and, subject to the overall supervision of the Board of Directors of the Investment Corporation, will manage the investment and reinvestment of the assets of the Investment Corporation. Such general investment program and the implementation thereof will be in accordance with the policies and restrictions set forth in the Investment Corporation’s Registration Statement under the Investment Company Act of 1940 and its Prospectus which is part of such Registration Statement under the Securities Act of 1933, and such other policies as may from time to time be adopted by the Board of Directors.

3.       The Manager will administer the Investment Corporation’s corporate affairs, subject to the overall supervision of the Board of Directors of the Investment Corporation and, in connection therewith, shall furnish the Investment Corporation with an office, and with ordinary clerical and bookkeeping services at such office, and shall authorize and permit any of its directors, officers and employees who may be elected as directors or officers of the Investment Corporation, to serve in the capacities in which they are elected. All services to be furnished by the Manager under this Agreement may be furnished through the medium of any such directors, officers or employees of the Manager.

In connection with the administration of the corporate affairs of the Investment Corporation, the Manager will bear all of the following expenses:

(i)       the salaries and expenses of all personnel, except the fees and expenses of directors who are not affiliated persons of the manager, and

(ii)       all expenses incurred by the Manager or by the Investment Corporation in connection with the management of the investment and reinvestment of the assets of the Investment Corporation and in the ordinary course of the administration of the corporate affairs of the Investment Corporation, other than those specifically assumed by the Investment Corporation herein.

Except as otherwise expressly provided above, the Investment Corporation assumes and will pay expenses of the Investment Corporation, including without limitation:

(a)       the fees and expenses of directors who are not affiliated persons of the Manager,

(b)       the fees and expenses of the custodian which relate to (i) the custodial function and the record- keeping connection therewith, (ii) the providing of records to the Manager useful to the Manager in connection with the Manager’s obligation to maintain the required accounting records of the Investment Corporation, (iii) the pricing of the shares of the Investment Corporation, and (iv) for mail orders, the cashiering function in connection with the issuance and redemption of the Investment Corporation’s securities,

(c)       the fees and expenses of the Investment Corporation’s transfer agent or shareholder servicing agent, which may be the custodian, which relate to (i) maintenance of each shareholder account, including all transactions in that account from regular corporate transactions or in accordance with various investment or withdrawal plans provided by the Investment corporation, (ii) providing information with respect to dealers, if any, who participated in the sale of Investment Corporation shares, and (iii) providing information necessary in computing the amount available for a shareholder’s privilege to purchase other funds managed by the Manager or any affiliated persons of the Manager,

(d)       the cost of personnel, who may be employees of the Manager or its affiliates, rendering to the Investment Company such clerical, accounting and other services as the Investment Company may from time to time request of the Manager; provided, that all time devoted to the investment or reinvestment of the portfolio assets of the Investment Company shall be for the account of the Manager,

(e)       the charges and expenses of auditors,

(f)       brokers’ commissions and any issue or transfer taxes chargeable to the Investment Corporation in connection with its securities transactions,

(g)       all taxes and corporate fees payable by the Investment Corporation to federal, state or other governmental agencies,

(h)       the allocated portion of the fees of any trade association of which the Investment Corporation may be a member,

(i)       the cost of stock certificates representing shares of the Investment Corporation,

(j)       the fees and expenses involved in registering and maintaining registrations of the Investment Corporation and of its shares with the Securities and Exchange Commission and with State regulatory authorities,

(k)       all expenses of shareholders’ and directors’ meetings and of preparing and printing reports to shareholders in the amount necessary for distribution to the shareholders, and

(l)       the charges and expenses of legal counsel for the Investment Corporation in connection with legal matters relating to the Investment Corporation, including without limitation, legal services rendered in connection with the Investment Corporation’s corporate existence, corporate and financial structure and relations with its shareholders, and registration and qualifications of securities under federal law, and litigation.

4.       With respect to the Investment Corporation’s portfolio securities, the Manager shall purchase such securities from or through and sell such securities to or through such persons, brokers or dealers as it shall deem appropriate. In placing orders for such purchases and sales which are being placed with brokers and dealers in accordance with a policy of seeking “best execution” of such orders, it is recognized that the Manager may give consideration to the relationships of the Manager or its parent with brokers or dealers and to research, statistical and other services furnished by brokers or dealers to the Manager or its parent for their use. No security transactions shall be executed through any broker-dealer affiliated with the Manager without the specific approval of a majority of the directors of the Investment Corporation who are not affiliated persons of the Manager.

Notwithstanding the above paragraph, it is understood that it is desirable for the Manager to have access to supplemental research and security and economic analysis provided by brokers and of use to the Investment Corporation, even though such access may require the allocation of brokerage business to brokers who execute brokerage transactions at higher rates to the Investment Corporation than may be available from other brokers who are providing only execution service. Similarly it is important to the Investment Corporation for the Manager to have good business relationships with broker-dealers who, in the Manager’s judgement, are important block traders, or have special knowledge of potential buyers and sellers of substantial blocks of, or who are important dealers in, securities which the Investment Corporation may wish to buy or sell. Therefore, the Manager is authorized to place orders for the purchase and sale of the Investment Corporation’s securities with such brokers, subject to the review by the Board of Directors from time to time with respect to the extent and continuation of this policy. It is understood that the services provided by such brokers may also be useful to the Manager or its parent in connection with service to other clients.

The Board of Directors may authorize the payment by the Investment Corporation of additional compensation to others for consulting services, supplemental research and security and economic analysis. Such authorization may be on the Board’s own initiative or based on recommendations by the Manager. The Board may also determine to the extent permitted by generally accepted accounting principles that such payment may be charged to principal or income of the Investment Corporation as they deem appropriate depending on the purpose of such charges and the extent to which such services replace brokerage information which was previously paid for by brokerage commissions.

5.       No director, officer or employee of the Investment Corporation shall receive from the Investment Corporation any salary or other compensation as such director, officer or employee while he is at the same time a director, officer or employee of the Manager. This paragraph shall not apply to consultants and other persons who are not regular members of the Manager’s staff.

6.       In consideration of the foregoing the Investment Corporation will pay the Manager a monthly fee at an annualized rate of .75% of the first $500 million of the Investment Company’s average daily net assets, .65% of the excess over $500 million of such net assets up to $1 billion and .55% of the excess over $1 billion of such net assets. Such fee shall be payable in arrears on the last day of each calendar month for services performed hereunder during such month. If this agreement terminates prior to the end of a month, such fee shall be prorated according to the proportion which such portion of the month bears to the full month.

7.       The Manager assumes no responsibility under this Agreement other than to render the services called for hereunder in good faith and shall not be responsible for any action of the Board of Director of the Investment Corporation in following or declining to follow any advice or recommendations of the Manager.

8. (a) Nothing in this Agreement shall limit or restrict the right of any director, officer or employee of the Manager who may also be a director, officer or employee of the Investment Corporation to engage in any other business or to devote his time and attention in part to the management or other aspects of any business, whether of a similar nature or a dissimilar nature, nor to limit or restrict the right of the Manager to engage in any other business or to render services of any kind to any other corporation, firm, individual or association.

(b)       You will notify us of any change in the general partners of your partnership within a reasonable time after such change.

9.       As used in this Agreement, the terms “security”, “chemical security”, “government security”, other “permitted security” and “net assets”, defined in Article Eighth of the Articles of Incorporation of the Investment Corporation, shall have the meanings ascribed to them herein, and the terms “assignment” and “majority of the outstanding voting securities” shall have the meanings given to them by Section 2(a)(4) and 2(a)(42), respectively, of the Investment Company Act of 1940.

10.       This Agreement shall terminate automatically in the event of its assignment.

11.       This Agreement may be terminated at any time, without the payment of any penalty, (a) by the Board of Directors of the Investment Corporation or by vote of a majority of the outstanding voting securities of the Investment Corporation by written notice given not less than 60 days’ prior to the termination date addressed to the Manager at its principal place of business and (b) by the Manager by 60 days’ prior written notice addressed to the Investment Corporation at its principal place of business.

12.       This Management Agreement shall become effective on the date hereof and shall remain in effect for a term of one year from the date hereof, and shall continue in effect thereafter so long as its continuance is specifically approved at least annually by the Board or by majority vote of the holders of outstanding voting securities, and, in either case, by a majority of the Board who are not parties to this agreement or interested persons, as defined in the Act, of any such party provided further, however, that if the continuation of this agreement is not approved, the Manager may continue to render the services described herein in the manner and to the extent permitted by the Act and the rules and regulations thereunder. Upon the effectiveness of this agreement, it shall supersede all previous agreements between us covering the subject matter hereof. This agreement may be terminated at any time, without the payment of any penalty, by vote of a majority of the outstanding voting securities, or by a vote of a majority of the Board on 60 days’ written notice to the Manager, or by the Manager on 60 days’ written notice to the Investment Corporation.

Agreement to be executed by their officers hereunto duly authorized.

AB DISCOVERY GROWTH FUND, INC.

/s/ Nancy E. Hay
Nancy E. Hay
Assistant Secretary

ALLIANCEBERNSTEIN L.P.

By AllianceBernstein Corporation, General Partner

/s/ Emilie D. Wrapp
Emilie D. Wrapp Senior Vice President and
Assistant General Counsel